China Green Agriculture, Inc. Announces the Dismissal of All of the Shareholder Derivative Actions

XI'AN, China, April 16, 2012 /PRNewswire-Asia-FirstCall/ — China Green Agriculture, Inc. (NYSE: CGA; "CGA" or the "Company"), a producer and distributor of humic acid-based compound fertilizers, blended fertilizers, organic compound fertilizers, mixed organic-inorganic compound fertilizers, slow-release fertilizers, highly-concentrated water soluble fertilizers and agricultural products, such as top-grade fruits, vegetables, flowers and colored seedlings through its wholly-owned subsidiaries in China, today announced that all of the shareholder derivative actions pending against certain of the Company’s current and former officers and directors and its auditor have been resolved and dismissed.

On March 30, 2012, the First Judicial District Court of the State of Nevada in and for Carson City (the "State Court") issued an Order of Final Approval of the Settlement in the three consolidated shareholder derivative actions pending before the State Court and dismissed those actions. The dismissal and judgment were entered on April 5, 2012. As a result of this settlement, all the derivative claims are released. The plaintiffs’ legal fees and expenses of $650,000 have been paid by the defendants’ insurers.

In connection with the settlement of the derivative claims, on April 5, 2012, the federal derivative action pending in the United States District Court of Nevada (the "Nevada Federal Court") was dismissed.

The dismissal of the four derivative actions does not involve the class action lawsuit pending in the Nevada Federal Court.

"We are pleased with the resolution of the derivative actions and the approval of the settlement. The settlement achieved is a recognition of the continued strengthening of our corporate governance. " said Mr. Tao Li, Chairman and Chief Executive Officer of the Company. “The conclusion of the derivative actions is a significant step in our efforts to focus on moving the Company forward and maximizing shareholders’ value.”

About China Green Agriculture, Inc.

The Company mainly produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries, i.e.:  Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (“Jinong”), Beijing Gufeng Chemical Products Co., Ltd. ("Gufeng"), Xi'an Jintai Agriculture Technology Development Company ("Jintai") and Xi'an Hu County Yuxing Agriculture Technology Development Co., Ltd. ("Yuxing"). Jinong produced and sold 152 different kinds of fertilizer products as of December 31, 2011, all of which are certified by the PRC government as Green Food Production Materials, as stated by the China Green Food Development Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 22 provinces, four autonomous regions, and three central-government-controlled municipalities in the PRC. Jinong had 699 distributors in China as of December 31, 2011. Gufeng, and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., are Beijing-based producers of compound fertilizer, blended fertilizer, organic compound fertilizer, and mixed organic-inorganic compound fertilizer. As of December 31, 2011, Gufeng produced and sold 313 different kinds of fertilizer products, and had 177 distributors in China. For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan, a satisfactory conclusion of the pending securities class action litigation and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulation.

For more information, please contact:

China Green Agriculture, Inc.

Ms. Jane Zuo (English and Chinese)

Investor Relations Manager

Tel: +86-186-1842-8899
Email: jane.zuo@cgagri.com